Exhibit 10.23

DATED                                                                                    2013

Boots Management Services Limited
and

Simon Roberts

SERVICE AGREEMENT

AN AGREEMENT made this                  day of                   2013

BETWEEN:

'The Company':  Boots Management Services Limited (registered number:  7073438) whose registered office is at 1 Thane Road West, Nottingham, NG2 3AA; and

`You':  Simon Roberts of [ADDRESS].

1.	Effect of certain words and expressions

1.1	Certain words and expressions have particular meanings in this Agreement. Please refer to Schedule 1.

2.	Appointment

2.1	With effect from the date of this Agreement (the "Commencement Date"), in consideration of the mutual covenants and agreements herein, the Company appoints you and you agree to act as Managing Director, Health & Beauty UK and Republic of Ireland. You agree that the Company may at its discretion require you to perform, without additional remuneration, other lawful duties or reasonable tasks not specifically within the scope of your normal duties but consistent with your seniority and professional skills and you agree to perform those duties/tasks. The Company may appoint someone to act jointly with you in the performance of your duties.

2.2	You shall at all times during this Agreement comply with all policies, procedures and practices of the Company from time to time notified to you by the Company.

2.3	At all times during the continuance of this Agreement you shall:

2.3.1	devote the whole of your working time and attention to the duties of the Appointment assigned to you from time to time;

2.3.2	use your best endeavours to promote and protect the interests of the Company and all Group Companies;

2.3.3	faithfully and diligently serve the Company and perform such duties and exercise such powers as may from time to time be assigned to or vested in you;

2.3.4	obey all reasonable and lawful directions given to you by or under authority of the Board;

2.3.5	make such reports to the Board on any matters within your knowledge concerning the affairs of the Company or any Group Company as are reasonably required.

2.4	You shall be a director of Boots UK Limited and:

2.4.1	shall hold such Office as the Company may from time to time reasonably require;

2.4.2	(if the Company so requests and in any event on termination of the Appointment) shall immediately resign without claim for compensation from any Office held in any Group Company (but without prejudice to any rights you may have to claim compensation in respect of termination of the Appointment);

2.4.3	shall not do anything that would cause you to be disqualified from holding any Office;

2.4.4	shall not (without the prior written approval of the Board) resign from any Office which you hold in any Group Company or any trusteeship which you hold as a result of the Appointment;

2.5	You hereby warrant that you are free to take up this employment and are not subject to any restriction that might hinder or prevent the full performance of your duties.

2.6	Your continuous period of employment with the Company commenced on [Date].

3.	Hours of Work, Place of Work and Salary

3.1	You shall work such hours as are reasonably necessary for the proper performance of your duties.

3.2	The Company shall, with effect from the Commencement Date, pay you a basic salary of £450,000 per year, paid by direct credit transfer to your nominated bank or building society on or around the 28th of each calendar month in arrears. Such basic salary includes any fees receivable by you as Officer, nominee or representative of any Group Company. You shall not be entitled to any directors' fees in addition to your basic salary. Your basic salary will be reviewed annually but the Company will be under no obligation to award an increase. The Company reserves the right to make deductions from your basic salary or other payments owed to you in order to recover any overpayments made to you in error.

3.3	Subject to clause 3.4, you shall perform your duties at the Company's Nottingham Support Office and you may be required to travel within the UK or abroad from time to time in the performance of your duties.

3.4	Due to the nature of the Company's business and the work you will be required to do, the Company may from time to time, on giving you reasonable notice, require you to work on a temporary or permanent basis at any of its offices or those of its Group Companies. The Company will pay your reasonable expenses incurred in connection with any temporary or permanent relocation.

3.5	Because of the autonomous nature of your role, the duration of your working time is not measured, monitored or determined by the Company and the limit on weekly working time set out in Regulation 4 of the Working Time Regulations 1998 does not apply to your employment.

4.	Discretionary Bonus

4.1	You may be eligible to participate in certain discretionary bonus schemes determined by the Company in accordance with the Company's discretionary bonus arrangements announced and communicated to you from time to time. In the event that the Company decides to operate any bonus scheme from time to time in which you are eligible to participate, no bonus is payable:

4.1.1	during or in respect of any period: (a) whilst you are suspended under clause 13.2; or (b) in which the Company exercises its rights under clause 13.3; or

4.1.2	if on the date of payment your employment has terminated (for any reason) or you are serving any notice period (whether such notice has been given by you or the Company).

4.2	Payment of bonus on one occasion shall not give rise to any right to or expectation of payment of any bonus thereafter.

4.3	Announcement of a bonus scheme on one occasion shall not give rise to any right to or expectation of an announcement of any bonus scheme or schemes thereafter.

5.	Pension & Life Assurance

5.1	During the Appointment, the Company shall pay to you a cash payment in lieu of active pension scheme membership at the rate of 25% of the salary provided from time to time pursuant to clause 3.2 above. Such payment shall accrue day-to-day and shall be payable by equal monthly instalments in arrears on or around the 28th day of each month but shall not form part of your salary for the purposes of calculating any other benefit, bonus or payment in lieu of notice as the case may be.

5.2	Your entitlement to a cash payment in lieu of active pension membership shall cease immediately in its entirety upon you becoming an active member of any Group Company pension scheme.

5.3	During the Appointment, the Company shall procure that you are covered by life assurance arrangements which shall pay to your dependants a sum equivalent to five times the salary provided from time to time pursuant to clause 3.2 above on the event of your death during the appointment. Such cover is subject to you making yourself available for medical assessment but shall not be subject to the Company obtaining medical underwriting for all or any part of the cover provided.

6.	Car

6.1	You are entitled to be provided with a car on the terms set out in the Company Car Policy in force and as amended from time to time, a copy of which is available from Human Resources.

7.	Expenses

7.1	Subject to the Company's guidelines in relation to reimbursement of expenses, the Company shall reimburse expenses reasonably incurred by you in the proper performance of your duties.

7.2	Any Company sponsored credit or charge card shall be used only for expenses reimbursable under clause 7.1 and shall be returned to the Company when requested.

8.	Holiday

8.1	in addition to statutory holidays, you are entitled to take 30 working days holiday in each holiday year to be taken at such time or times as are agreed with the Board.

8.2	The holiday year is 1st April to 31st March.

8.3	You will forfeit any accrued but untaken holiday which has not been taken at the end of the holiday year but you will be entitled to carry forward up to one week's accrued but untaken holiday into the next holiday year with the agreement of the Board.

8.4	if your employment is terminated for whatever reason during a holiday year, other than in accordance with clause 12.2, your holiday entitlement will be calculated as being 1/12th of your annual holiday entitlement for each completed calendar month worked prior to termination.

8.5	The Company reserves the right to deduct any amount of holiday pay paid in excess of accrued entitlement from any sums due at termination or to require the reimbursement of any such amounts.

8.6	If either party serves notice to terminate this Agreement, the Company may require you to take any accrued but unused holiday entitlement during the notice period (whether or not you are on Garden Leave).

8.7	Further details regarding your holiday entitlement are set out in the Employee Handbook.

9.	Illness, injury or incapacity

9.1	If you are prevented by illness injury or other incapacity from properly performing your duties, you must comply with the notification and certification procedure detailed in the Employee Handbook.

9.2	Information relating to the Company's non-contractual and discretionary Company Sick Pay scheme is contained within the Employee Handbook.

9.3	In the event that you are unable to attend work due to illness or injury because of the actionable negligence of a third party in respect of which damages are recoverable, you shall advise the Company forthwith and all payments made by the Company to you during such incapacity shall constitute a loan to you to the extent that any compensation recovered from the third party shall be repaid by you to the Company.

9.4	If you are absent from work due to illness, injury or incapacity for a consecutive period of 90 working days the Company may (without prejudice to the provisions of clause 2.1) appoint another person or persons to perform your duties until you return to work.

10.	Intellectual Property Rights

10.1	If whilst you are employed by the Company (whether or not in the course of your duties) you, whether alone or jointly, make or develop or modify any Intellectual Property in connection with or relating to or capable of being used or adapted for use in the business of the Company or any Group Company:

10.1.1	all rights to the Intellectual Property which subsist (or which may in the future subsist) will on creation, rest in and be the exclusive property of the Company;

10.1.2	to the extent necessary to vest the Intellectual Property in the Company and subject to section 42 of the Patents Act 1977, you hereby assign to the Company all rights to the Intellectual Property, whether future or subsisting, for the full term throughout the world.

10.2	Where you alone or jointly make or develop or modify any Intellectual Property, you shall promptly disclose to the Company full details of the Intellectual Property and shall not disclose the Intellectual Property to any third party before so doing.

10.3	You shall maintain adequate written records and memoranda of all Intellectual Property and these will remain the sole property of the Company and:

10.3.1	you shall, at the request and expense of the Company, do everything necessary to enable the Company or its nominee to obtain the benefit of the Intellectual Property including, without limitation, securing patent or other protection in the United Kingdom or any part of the world; and

10.3.2	you waive any rights you may have in respect of the intellectual Property under sections 77 to 86 of the Copyright, Designs and Patents Act 1988, including the right to object to derogatory treatment.

11.	Covenants during employment and confidential information

11.1	You agree that during your employment you have a general duty to act in good faith with respect to the Company and all Group Companies.

11.2	You agree that during your employment you will not:

11.2.1	(subject as otherwise provided in this sub-clause 11.2.1) have any Material Interest in any other business and including in any business which is in competition (in whole or in part) with any business carried on by the Company or any Group Company and/or which may require the disclosure or use of Confidential Information. You may have a Material Interest in another business (which is not in competition, as aforesaid, and will not require the disclosure or use of Confidential Information) if you obtain the prior written consent of the Company, such consent not to be unreasonably withheld;

11.2.2	other than for the proper performance of your duties remove from the Company's and/or any Group Company's premises or copy or allow others to remove or copy any Confidential Information or any other information which belongs to or relates to the Businesses of the Company or any Group Cornpany;

11.2.3	directly or indirectly (on your own behalf or on behalf of any other person) solicit or entice away any employee or consultant of the Company or any Group Company, or discourage any prospective employee or consultant from being employed or engaged by the Company or by any Group Company;

11.2.4	directly or indirectly (on your own behalf or on behalf of any other person) solicit the business or custom of any past current or prospective customer or supplier of the Company and/or any Group Company;

11.2.5	directly or indirectly (on your own behalf or on behalf of any other person) provide services and/or products to any past current or prospective customer of the Company and/or of any Group Company.

11.3	You shall not during your employment save only in the proper performance of your duties directly or indirectly disclose to any person or use any Confidential Information and you shall use all due care and diligence to prevent any loss, unauthorised disclosure or use of any Confidential Information.

11.4	You shall not during your employment directly or indirectly make publish or otherwise communicate any disparaging or derogatory statements whether in writing or otherwise concerning the Company or any Group Company, their officers, consultants, agents, shareholders, employees, suppliers or customers.

11.5	You shall not at any time after the Termination Date directly or indirectly disclose to any person or make any use of any Confidential Information.

11.6	Nothing in this Agreement will prevent the disclosure or use of Confidential Information pursuant to an order of a court of competent jurisdiction or regulatory body with powers to compel disclosure, provided that you shall, unless prohibited by law, give the Company as much notice as is reasonably practicable if:

11.6.1	any application is made to a court of which you are aware which relates to Confidential Information. You shall also, unless prohibited by applicable law, notify the Company of the making of any such court order;

11.6.2	any regulatory body has requested disclosure of Confidential Information by you; and

11.6.3	unless prohibited by applicable law, you shall consult with the Company prior to making any disclosure pursuant to any court order and/or requirement of a regulatory body and take steps reasonably required by the Company to disclose Confidential Information in a manner reasonably designed to preserve its confidential nature as far as reasonably practicable.

11.7	Neither you (nor any person in whom you have a Material Interest) shall without the prior consent of the Company receive any money or other benefit from any customer or supplier of the Company or of any Group Company, which is in excess of £100 in value. You will immediately advise the Company if any such money or other benefit in excess of £100 in value is received.

11.8	You agree that you will abide by the Company's Code of Conduct in force and as amended form time to time, a copy of which is set out in the Employee Handbook and is also available from Human Resources.

12.	Termination

12.1	Subject to clauses 12.2, 12.3 and 12.4, your employment may be terminated:

12.1.1	by the Company giving you not less than twelve months' prior written notice; or

12.1.2	by you giving the Company not less than twelve months' prior written notice.

12.2	The Company may terminate your employment without notice or payment in lieu of notice on grounds of gross misconduct. In the event of termination effected in accordance with this clause 12.2, you will have no entitlement to any bonus and payment in respect of any accrued but untaken holiday will be limited to a maximum payment of £10 (gross). The Company will be entitled to adjust any salary owed to you accordingly.

12.3	The Company may also terminate your employment without notice or payment in lieu of notice if you:

12.3.1	seriously fail or neglect to discharge your duties effectively and diligently or to carry out all lawful directions of the Board, the Company and/or its holding company;

12.3.2	commit any act of dishonesty or any other act which may bring the Company or any Group Company into disrepute;

12.3.3	become bankrupt or make any arrangement or composition with your creditors generally; or

12.3.4	seriously contravene any model code or relevant legislation or regulatory rules from time to time applicable to directors and/or employees of the Company and/or any Group Company.

12.4	Your employment shall automatically terminate without notice or payment in lieu of notice if you are, at the relevant time, a director of the Company or any Group Company and you cease to hold such office of director because you:

(a)	become prohibited by law or any market regulation from being a director; or

(b)	resign such office of director; or

(c)	are required to vacate such office of director pursuant to the Articles of Association of the Company or Group Company.

12.5	On the giving of notice to terminate your employment or at any time during any notice period, the Company may in its absolute discretion (but is not obliged to) terminate your employment immediately by making a payment to you in lieu of your basic salary under clause 3.2 (less such deductions as the Company is required to make by law or as authorised by you (pursuant to the terms of this Agreement or otherwise)) for any unexpired portion of the notice period. Such payment in lieu of notice will be made to you in equal monthly instalments, commencing in the calendar month immediately after the Termination Date, until such time as you secure alternative employment or the notice period to which the instalments relate expires (whichever is earlier), subject to you providing to the Company such evidence as it may reasonably require on a monthly basis to show that you are making reasonable endeavours to secure alternative employment. You will not, however, be obliged to accept alternative employment which is not appropriate to your status and skills. In the event that you do secure alternative employment but at a lower basic salary, then subsequent instalments shall be reduced by an amount equivalent to such lower basic salary, provided that the remuneration arrangements agreed by you with your new employer are appropriately balanced between basic salary and other benefits in accordance with market practice. In the absence of such evidence or if the Company is not reasonably satisfied that the evidence provided shows that you are making reasonable endeavours to secure alternative employment, the Company may cease making payment of the monthly instalments referred to in this clause after giving you one month's written notice of such cessation and the reasons for it. In such circumstances, you will have no rights to any compensation whatsoever in respect of the loss of any further instalments of the payment in lieu of notice that would otherwise be due to you. For the purposes of this clause, "alternative employment" means any office, appointment, employment or self-employment under the terms of a contract of service or contract for services or otherwise.

12.6	On the termination of your employment for whatever reason, you shall at the request of the Company resign from all and any offices which you may hold as a director, nominee or representative of any Group Company and, if you should fail to do so within seven days, the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

12.7	On the termination of your employment (or earlier if requested by the Company) you shall immediately return to the Company all Confidential Information and ail other information property equipment and materials of any nature (whether copies, originals or extracts) in your possession or control relating to the Company, any Group Company and/or any customer, supplier or contact of the Company and/or any Group Company (without keeping any copies) including relating to any Intellectual Property of the Company and/or any Group Company, any such information made or compiled by you, keys, correspondence, documents, files, papers, diagrams, books, records, security passes, computer disks, tapes, software, telephones and computers. In particular, if any information is held in electronic form, you shall (a) if the medium on which the same is stored belongs to the Company (and/or any Group Company) return that medium (with all such information) to the Company and (b) if the medium on which the same is stored belongs to you, provide a copy of all such information to the Company and when so requested to do so by the Company, permanently delete the same from the medium on which it is stored.

12.8	Where the Company exercises its rights pursuant to clause 13.3, you agree to comply forthwith with the provisions of clause 12.7 above. However, you shall not be obliged to return any property provided to you as a contractual benefit.

12.9	If so required by the Company, you shall on each occasion you are obliged to deliver up property or delete information pursuant to this clause 12 provide to the Company a signed statement identifying the property returned and confirming that you have fully complied with your obligations under this clause.

13.	Suspension and Garden Leave

13.1	Nothing in this Agreement shall be taken to mean that the Company is obliged to provide you with any work or that you are entitled to perform work for the Company and/or any Group Company.

13.2	The Company shall be entitled at any time to suspend you and require you not to attend work for such period as the Company, acting reasonably, may specify in order to investigate a suspected disciplinary matter or for any other reason considered appropriate by the Company (acting reasonably).

13.3	At any time following a notice given by either party to terminate your employment and at any time during this Agreement and for a period not exceeding twelve months:

13.3.1	the Company may in its absolute discretion elect not to provide you with any work (and you shall have no right to perform any work) and/or the Company may in its absolute discretion require you to perform such duties (if any) commensurate with your role as the Company deems to be appropriate during your normal working hours; and

13.3.2	the Company may in its absolute discretion exclude you from its premises and the premises of any Group Company and may direct you to cease all contact with any customers, suppliers, contractors or employees of the Company or any Group Company.

13.4	You shall at all times when rights are exercised under clause 13.3 remain readily accessible and available for work and otherwise comply with this Agreement and in particular this clause 13.

13.5	The exercise by the Company of any rights under clause 13.3 shall not constitute a breach of this Agreement of any kind whatsoever in respect of which you have any claim against the Company. The Company's rights under clause 13.3 are without prejudice to any other rights and remedies available to the Company.

13.6	Throughout any period in which the Company exercises its rights under clause 13.3, you shall continue to receive salary and other contractual benefits (but subject to clause 4.1.1), provided that if you are not accessible and available for work, all rights to salary and other benefits in respect of the period of non-availability shall be forfeited.

14.	Disciplinary, grievance and appeals procedures

14.1	Information relating to the Company's disciplinary, grievance and appeals procedures is contained within the Employee Handbook.

15.	Security Rules

15.1	Information relating to the Company's security rules is contained within the Employee Handbook. The Company also reserves the right to search all employees and vehicles on Group Company sites.

16.	Obligations after employment

16.1	You shall not, during the Restricted Period, directly or indirectly:

16.1.1	hold any Material Interest in any business which is or shall be wholly or partly in competition with the Businesses in the Restricted Area including (to the extent that the same carry on a business in the Restricted Area which is competitive with the Businesses) those organisations listed in Schedule 2 and their holding companies and subsidiaries and the subsidiaries of any such holding companies from time to time;

16.1.2	hold any Material Interest in any organisation, which requires you to disclose or make use of any Confidential Information.

16.2	You shall not, directly or indirectly, whether as a principal, employee, partner, director, consultant, sub-contractor, shareholder or otherwise howsoever on your own behalf or on behalf of any other person during the Restricted Period in competition with the Businesses:

16.2.1	solicit any business, orders or custom for any Products or Services from any Customer;

16.2.2	solicit any business, orders or custom for any Products or Services from any Potential Customer;

16.2.3	accept any business orders or custom for any Products or Services from any Customer;

16.2.4	accept any business orders or custom for any Products or Services from any Potential Customer;

16.2.5	take such steps as may interfere with the continuance of supplies to the Company and/or any Group Company by any supplier;

16.2.6	solicit or entice away or seek to solicit or entice away from the Company or any Group Company (or knowingly assist or procure any other person to do so) any Employee or Contractor and whether or not such person would breach his or her contract of employment or engagement by reason of leaving the service of the Company or a Group Company as the case may be; or

16.2.7	engage (or knowingly assist or procure any other person to engage) any Employee or Contractor.

16.3	You shall not directly or indirectly whether as principal, employee, partner, director, consultant, sub-contractor, shareholder or otherwise howsoever on your own behalf or on behalf of any other person:

16.3.1	at any time after the Termination Date induce or seek to induce by any means involving the disclosure or use of Confidential Information any Customer or any other customer or any supplier to cease dealing with, reduce its business with or vary or restrict the terms on which it will deal with the Company or any Group Company;

16.3.2	at any time after the Termination Date represent yourself or permit yourself to be held out by any person as being in any way connected with or interested in the Company or any Group Company (save as the holder of shares if such be the case); or

16.3.3	at any time after the Termination Date make, publish or otherwise communicate any disparaging or derogatory statements whether in writing or otherwise concerning the Company or any Group Company, their officers, consultants, agents, shareholders or employees.

16.4	You acknowledge that any and all lists or data relating to any of your contacts from time to time with customers of the Company and/or any Group Company are the property of the Company and/or its Group Companies, and may constitute Confidential Information of the Company and/or any Group Company and that you have no interest, right or entitlement to maintain particular lists, data or accounts with any particular customer of the Company and/or its Group Companies. You shall not exploit your relationships with the customers of the Company and/or any Group Company except in the proper course of your duties for the Company. You agree that the Company or its Group Companies shall be entitled in their sole discretion from time to time (including during any period of notice) to require you to terminate any or all such relationships, hand over any or all lists or data relating to such relationships or accounts to persons nominated by the Company or its Group Companies (including to other employees of the Company or its Group Companies) and/or to seek to generate and maintain relationships or accounts with other existing or new customers.

16.5	The parties agree that the restrictions contained in clauses 11 and 16 are without prejudice to any other duties (fiduciary or otherwise) owed to the Company or any Group Company and are reasonable and necessary for the protection of legitimate interests of the Company and each Group Company and that, having regard to those interests, those restrictions do not work unreasonably on you. It is nevertheless agreed that if any of those restrictions shall taken together or separately be held to be void or ineffective for any reason but would be held to be valid and effective if any restriction or restrictions or part of the wording were deleted then the said restriction shall apply with such deletions as may be necessary to make the same valid and effective.

16.6	The restrictions contained in each sub-clause of clauses 11 and 16 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions of this Agreement.

16.7	You acknowledge that if you breach any of your obligations contained in this Agreement (including those contained in clauses 11 and 16) then the Company may seek damages from you for any loss or damage suffered by the Company and/or any Group Company as a result of your breach. You also acknowledge and agree that damages alone would not be a sufficient remedy for any breach of clauses 11 and 16.

16.8	You have given the undertakings contained in clauses 11 and 16 to the Company for itself and as trustee for each Group Company and you will at the request and cost of the Company enter into direct undertakings with any Group Company which correspond to the undertakings in clauses 11 and 16, or which are less onerous only to the extent necessary (in the opinion of the Company or its legal advisers) to ensure that such undertakings are valid and enforceable.

16.9	If the Company transfers all or any part of its business to a third party ("the transferee"), the restrictions contained in clauses 11 and 16 shall, with effect from the date you become an employee of the transferee, apply to you as if references to the Company included the transferee and references to any Group Company were construed accordingly and as if references to customers were to customers of the Company and/or the transferee and their respective Group Companies.

16.10	On receipt of any offer of employment or any other offer of an engagement or arrangement made to you by any third party at any time during which any of the restrictions of this clause 16 are operative and/or which may give rise to a breach of any of your obligations under clause 11 or 16 you shall provide a copy of this Agreement to the relevant third party.

17.	Data Protection

17.1	You agree that by signing this Agreement, you have given consent to the Company or any Group Company processing personal data concerning you in order to properly fulfil its obligations to you under your employment and as otherwise required by law in relation to your employment in accordance with the Data Protection Act 1998 ("the DPA"). Such processing will principally be for personnel, administrative and payroll purposes.

17.2	You acknowledge that, if you are required at any time to work on behalf of the Company or a Group Company overseas, the Company may need to pass your personal data to the person with whom you are working anywhere in the world and you consent to the Company doing so.

17.3	In the event that the Company or any Group Company needs to process any "sensitive personal data" (as defined by the DPA) in relation to you for its legitimate business needs, you undertake to sign on request such express consents as may be required to enable it to do so.

17.	Collective agreements

17.1	There are no collective agreements in force in relation to your employment

18.	General

18.1	This Agreement and those parts of the Employee Handbook described as 'Terms and Conditions of Employment' constitute the entire employment contract between the Company and you and supersede and replace: (a) any and all previous terms and conditions of employment or for services between the Company or any Group Company and you (all of which shall be deemed to have terminated with immediate effect by mutual consent, but without prejudice to any liability for any prior breach); and (b) the terms of any offer letter or other correspondence between you and the Company relating to your employment. If there are any inconsistencies between the provisions of this Agreement and any other document, including the Employee Handbook, the provisions of this Agreement shall prevail.

18.2	This Agreement sets out all the salary and other benefits to which you are entitled. Any other benefits provided are non-contractual and if provided are provided in the absolute discretion of the Company and may be withdrawn or amended at any time.

18.3	The headings and sub-headings in this Agreement are for convenience only and do not affect its interpretation.

18.4	Any reference to a statutory provision shall be construed as a reference to any statutory modifications or re-enactment thereof (whether before or after the date hereof) for the time being in force.

18.5	The expiration or termination of this Agreement shall not affect the provisions of this Agreement as expressly or by implication are intended to have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.

18.6	The provisions of this Agreement are severable and distinct from one another and, if at any time any of the provisions is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions shall not in any way be affected or impaired.

18.7	The parties agree that the Company may at any time on written notice to you assign the benefit and the burden of this Agreement to another person being a Group Company at the time of such assignment. Insofar as permitted by law, you hereby waive any right or rights you may have, whether statutory or otherwise, to object to being employed by such new employer.

18.8	Nothing in this Agreement shall confer or is intended to confer on any third party who is not a party to this Agreement any benefit or the right to enforce any provision of this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

18.9	The existence, effect and interpretation of this Agreement shall be governed by the laws of England and the parties submit to the exclusive jurisdiction of the courts of England.

IN WITNESS whereof the duly authorised signatory of the Company has executed this Agreement the day and year first before written and you have executed this Agreement the day and year first before written.

SIGNED by:	SIGNED by:

/s/ Simon Roberts	/s/ Alex Gourlay
Simon Roberts	Alex Gourlay
Chief Executive, Health & Beauty Division,
7.11.2013	Alliance Boots
For and on behalf of Boots Management Services Limited

SCHEDULE 1

1.1	In this Agreement:

'Appointment'	means your employment by the Company on the terms of this Agreement.

`Board'	means the board of directors from time to time of the Company (including any committee of the Board duly appointed by it).

'Businesses'	means all commercial activities of Boots UK Limited or any Group Company:

(a)	with which you shall have been concerned or involved at any time during the period of 12 months ending on the Termination Date; or

(b)	in respect of which you possess Confidential Information; or

(c)	which Boots UK Limited or any Group Company shall at the Termination Date have determined to carry on or take any ownership interest in, in the immediate or foreseeable future and in relation to which you shall at the Termination Date possess any Confidential Information.

'Confidential Information'	means all confidential and/or trade secret information of the Company and/or any Group Company (whether or not recorded in any permanent, written or electronic form and whether or not marked as confidential) including marketing information, information relating to planned products/services, distribution techniques, sales, merchandising and pricing information, information relating to customers/suppliers (including names, contact details and actual or proposed business), financial corporate and strategic information, business projections and targets, business methods or plans, technical information, know how, inventions, research and development information, information relating to senior management succession details, employee records and other information in respect of which the Company or any Group Company owes an obligation of confidentiality to any third party, but shall not include any information which is in or comes into the public domain otherwise than as a result of any unauthorised disclosure by you or any other person who owes the Company and/or any Group Company an obligation of confidentiality in relation to the information disclosed.

'Customer'	means any customer of Boots UK Limited or of any Group Company:

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(a)	with whom you have directly or indirectly dealt in the period of 12 months prior to the Termination Date; or

(b)	in respect of whom you had knowledge of Confidential Information at the Termination Date; or

(c)	in respect of whom you had as a result of your employment with the Company and/or any Group Company developed a business relationship.

'Employee Handbook'	means the Boots & Me Employee Handbook, as from time to time amended or replaced.

'Employee or Contractor'	means any person who is and was at the Termination Date employed or engaged (as an employee or self-employed contractor) by the Company or any Group Company to work in any of their businesses:

(a)	at the same level as you; or

(b)	whose total remuneration package (including salary, bonus, commission and all benefits in kind) was equal to or more than £50,000 (gross) in the period of 12 months prior to the Termination Date.

'Garden Leave'	means any period during which the Company exercises its rights under clause 13.3.

'Group Company'	means Alliance Boots Holdings Limited and its holding companies and subsidiaries and the subsidiaries of any such holding companies from time to time.

'Intellectual Property'	means all patents, inventions, processes, discoveries, trade marks, logos, design rights, registered designs, semi-conductor topography rights, copyright, database right, know-how, trade secrets and all such similar proprietary rights and applications for such rights wheresoever subsisting and whether available by registration or not and any part or parts thereof.

'Material Interest'	means:

(a)	the holding of any position as director, officer, employee, consultant, partner, sub-contractor, principal or agent; or any other position in or control over any person which enables you directly or indirectly to exercise influence;

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(b)	the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 1 per cent of the issued ordinary shares of any company whose shares are listed on any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000).

`Office'	means such offices commensurate with your position as a director or secretary in Boots UK Limited or any Group Company.

'Potential Customer'	means any person with whom during the period of six months prior to the Termination Date Boots UK Limited or any Group Company was in negotiation for the provision of Products or Services if you had been directly or indirectly concerned in such negotiations and/or in respect of which negotiation you had knowledge of Confidential Information at the Termination Date.

'Products'	means products in the range of products supplied by Boots UK Limited or any Group Company in the period of 12 months prior to the Termination Date.

'Restricted Area'	means England, Scotland, Wales, Northern Ireland, Republic of Ireland, the Channel Islands, Isle of Man, France, Italy, Spain, Portugal, Holland, Norway, Switzerland, the Czech Republic, Turkey, Egypt, Germany, Russia, Romania, China, USA or any other country in which the Company or any Group Company has at the Termination Date a material business interest or is at the Termination Date planning to take a material business interest within 12 months of the Termination Date.

'Restricted Period'	means 12 months from the Termination Date less any period in which the Company has exercised its rights under clause 13.3.

'Services'	means services in the range of services supplied by Boots UK Limited or any Group Company in the period of 12 months prior to the Termination Date

'Termination Date'	means the date of termination of your employment with the Company.

1.2	In this Agreement, any phase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

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